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EX99.14 - PRESS RELEASE DATED MAY 2, 2005: MIV THERAPEUTICS CEO DISCUSSES
          COMPANY'S BIOTECHNOLOGY BUSINESS STRATEGY IN ONLINE INTERVIEW WITH BIOMEDDISCOVERIES.COM


   CEO ALAN LINDSAY DETAILS COMPANY'S NOVEL BIOCOMPATIBLE COATINGS AND GROWING
                        INTELLECTUAL PROPERTY PORTFOLIO

BY STAFF LOS ANGELES, APR 29, 2005 (PRIMEZONE VIA COMTEX) --

BiomedDiscoveries.com, http://www.BiomedDiscoveries.com, the online source for exclusive investor information in the biotechnology sector, has announced the availability of an audio interview with Alan Lindsay, CEO of MIV Therapeutics (OTCBB:MIVT), a developer of next-generation biocompatible coatings and drug delivery technologies.

In the audio interview, Mr. Lindsay discusses MIVT's recent acquisition of innovative biomedical technology company SagAX Medical Technologies, outlining the benefits the acquisition brings to MIVT.

Mr. Lindsay also discusses MIVT's upcoming business and research milestones for the coming six months, including important animal studies of the Company's novel biocompatible and drug-eluting coatings for vascular stents and other medical devices.

"This year, we do have some very important milestones. We are currently awaiting trial results on our 3 month and 6 month implant on our porcine studies," said Mr. Lindsay. "We expect to be in preparation for clinical human trial for late this year or early in 2006."

The streaming audio interview can be accessed at http://www.BiomedDiscoveries.com. Registration to listen to the interview is free.

About MIV Therapeutics
----------------------

MIV Therapeutics is developing a next generation line of advanced biocompatible coatings for passive and drug-eluting application on cardiovascular stents and other implantable medical devices. MIVT's ultra-thin coating formulation is designed primarily to protect surrounding tissue from the chemical interaction of metal stents. MIVT's ultra-thin coating has been derived from a unique biocompatible material called hydroxyapatite (HAp) that demonstrated during in-vivo animal trials excellent safety and superior healing properties pursued by the science in the field of advanced implantable drug delivery systems. Hydroxyapatite is a bioactive porous material that makes up the bone mineral and matrix of teeth. It is widely used as a bone substitute material and for coating implantable fixation devices in orthopedic, dental and other applications. MIVT reached a Collaborative Research Agreement (CRA) with the University of British Columbia and received a research and development grant from the Natural Sciences and Engineering Research Council of Canada (NSERC) in 2002 for the development of hydroxyapatite as a drug-eluting coating. In December 2004 MIVT received a government grant for the research program titled "Development of Novel Drug Eluting Composite Coatings for Cardiovascular Stents" under the National Research Council -- Industrial Research Assistance Program (NRC-IRAP). Under this sponsorship the Company will progress to the development stage, which is expected to finalize the drug-eluting research and development program. For more information, please visit http://www.trilogy-capital.com/tcp/mivt/website.html. To read or download MIV Therapeutics' Investor Fact Sheet, visit http://www.trilogy-capital.com/tcp/mivt/factsheet.html. To obtain daily and historical Company stock quote data, and recent Company news releases, visit http://www.trilogy-capital.com/tcp/html/mivt.htm.

About BiomedDiscoveries.com
---------------------------

BiomedDiscoveries.com provides exclusive commentary, research, interviews and other information focused on biotechnology-related companies and developments in the smallcap investment marketplace. BiomedDiscoveries.com strives to provide investors with information and research-based data regarding important individual companies and overall marketplace trends. Resources available on BiomedDiscoveries.com include audio interviews with corporate leaders and respected commentators, as well as technical white papers and other forms of market and investment analysis. It is located at http://www.BiomedDiscoveries.com.

Forward-Looking Statements
--------------------------

Statements made on BiomedDiscoveries.com may contain forward-looking statements made by senior management of the companies presented here that involve risks and uncertainties, such as statements about plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statements. Actual future results

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and trends may differ materially from those made in -- or suggested by --
statements presented here due to a variety of factors. Consequently, you should not place undue reliance on any forward-looking statements made here. Many of these and other risks and uncertainties are discussed in greater detail in recent filings with the Securities Exchange Commission for the companies that are present by BiomedDiscoveries.com

Compensation and Other Disclosures
----------------------------------

BiomedDiscoveries.com is a wholly-owned subsidiary of Trilogy Capital Partners, Inc. Trilogy Capital Partners provides investor relations services to public companies. The companies presented by BiomedDiscoveries.com are usually clients of Trilogy Capital Partners and compensate Trilogy Capital Partners for these services, including cash compensation and equity securities. In addition, Trilogy Capital Partners and its affiliates may own securities of the presenting companies, and may from time to time purchase and sell securities of these companies in the open market or in private transactions. Trilogy receives compensation from MIV Therapeutics of $10,000 per month through November 2005 and thereafter for so long as Trilogy is retained to provide investor relations services. Trilogy has non-transferable warrants from this company to purchase 2,720,000 shares of common stock for $0.26 per share and expiring in November 2007, provided that Trilogy may not exercise the warrants to the extent that following such exercise Trilogy would beneficially own 5% or more or the outstanding common stock of this company.


SOURCE: BioMedDiscoveries.com

BiomedDiscoveries.com
Astra Gomez
800-592-6061